Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

November 1, 2018 and the Prospectus dated July 17, 2017

Registration No. 333-219323

Pricing Term Sheet

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	Floating Rate Notes due 2021 (the “Floating Rate Notes”) and 4.200% Senior Notes due 2021 (the “2021 Notes” and, together with the Floating Rate Notes, the “Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	November 1, 2018

Settlement Date:	November 6, 2018 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-219323)

Joint Book-Running Managers:	BBVA Securities Inc. BNP Paribas Securities Corp. Citigroup Global Markets Inc. Credit Agricole Securities (USA) Inc. Lloyds Securities Inc. Mizuho Securities USA LLC

Co-Managers:	ICBC Standard Bank Plc Itau BBA USA Securities, Inc. SunTrust Robinson Humphrey, Inc. Blaylock Van, LLC Great Pacific Securities

Terms Applicable to

Floating Rate Notes due 2021

Aggregate Principal Amount:	$350,000,000

Maturity Date:	November 6, 2021

Public Offering Price:	100.000%, plus accrued and unpaid interest, if any, from November 6, 2018

Interest Rate Basis:	Three-month U.S. dollar LIBOR

Spread to LIBOR:	+110 bps

Interest Payment Dates:	February 6, May 6, August 6 and November 6 of each year, commencing on February 6, 2019

Interest Rate Determination:	Three-month U.S. dollar LIBOR, determined as of two London business days prior to the settlement date or the relevant interest payment date, as applicable, plus 1.100% per annum

Day Count Convention:	Actual / 360

Optional Redemption:	The Floating Rate Notes will not be redeemable by the Issuer prior to their maturity

Regular Record Dates:	15 calendar days prior to each interest payment date

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Calculation Agent:	Wells Fargo Bank, N.A.

CUSIP / ISIN:	37045X CN4 / US37045XCN49

Terms Applicable to

4.200% Senior Notes due 2021

Aggregate Principal Amount:	$1,000,000,000

Final Maturity Date:	November 6, 2021

Public Offering Price:	99.978%, plus accrued and unpaid interest, if any, from November 6, 2018

Benchmark Treasury:	2.875% due October 15, 2021

Benchmark Treasury Price and Yield:	99-29; 2.908%

Spread to Benchmark Treasury:	+130 bps

Yield to Maturity:	4.208%

Coupon:	4.200%

Interest Payment Dates:	May 6 and November 6 of each year, commencing on May 6, 2019

Day Count Convention:	30 / 360

Optional Redemption:	Prior to maturity, make-whole call at T+20 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37034X CP9 / US 37045XCP96

* Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended,, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: BBVA Securities Inc., 1345 Avenue of the Americas, 44th Floor, New York, NY 10105, Attention: US Debt Capital Markets, telephone: (212) 728-2300; BNP Paribas Securities Corp., 787 Seventh Avenue, New York, NY 10019, Attention: Syndicate Desk, email: new.york.syndicate@bnpparibas.com; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (800) 831-9146, prospectus@citi.com; Credit Agricole Securities (USA) Inc., telephone: (866) 807-6030; Lloyds Securities Inc., 1095 Avenue of the Americas, 34th Floor, New York, NY 10036, telephone: (212) 930-5000, facsimile: (212) 429-2882; and Mizuho Securities USA LLC, Attention: Debt Capital Markets, 320 Park Avenue, 12th Floor, New York, NY 10022, telephone: (866) 271-7403.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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